Exhibit 10.1

FIRST AMENDMENT TO LEASE

-EXTENSION-

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of March 3, 2015, by and between 5435 Balboa, LLC, a California limited liability company (“Landlord”), and Research Solutions, Inc., a Nevada corporation, formerly Derycz Scientific, Inc.(“Tenant”).

RECITALS:

A.                 Landlord and Tenant entered into that certain Office Lease dated as of March 16, 2012 (“Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located at 5435 Balboa Boulevard, Encino, California (the “Building”).

B.                 By this First Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.

C.                 Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.                  Corporation Name Change. Tenant changed its corporate name to Research Solutions, Inc., a Nevada corporation as certified in the Amendment of Articles of Incorporation filed with Secretary of State of Nevada.

2.                  The Existing Premises. Landlord and Tenant hereby acknowledge that pursuant to the Lease, Tenant currently leases from Landlord that certain office space in the Building containing a total of approximately 3,213 rentable square feet located on the 2nd floor of the Building and commonly known as Suite 202 (“Premises”), as further described in the Lease. The term “rentable square feet” shall mean rentable area calculated pursuant to Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996.

3.                  Extended Lease Term. The Term for Tenant’s Lease shall be extended for twenty-four (24) months, to commence on May 1, 2015 (“New Commencement Date”) and terminate on April 30, 2017 (“New Expiration Date”). The period from the New Commencement Date through the New Expiration Date specified above, shall be referred to herein as the “Extended Term.”

4.                  Base Rent for Premises. The monthly installment of Base Rent payable to Landlord (“Base Rent”) for the first twelve (12) months of the Extended Term for the Premises shall be $5,269.32 per month (approximately $1.64 per rentable square foot per month) and thereafter the monthly installment of Base Rent shall increase annually by three percent (3%). Thus, the monthly installment of Base Rent shall be as follows:

Months	Monthly Installment of Base Rent
1-12	$5,269.32
13-24	$5,427.40

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5.                  Base Year. Effective as of the New Commencement Date, the term “Base Year” shall mean calendar year 2015.

6.                  Rental Abatement. Provided that Tenant is not then in default of the terms of this Lease, Tenant shall have no obligation to pay Base Rent for the Premises attributable to the first (1st) month of the Extended Term.

7.                  Parking. During the Extended Term, Tenant shall have the right, but not obligation, to rent ten (10) Reserved Parking Spaces at seventy five percent (75%) of the Building’s Prevailing Rates.

8.                  Landlord’s Address For Notices.  The term “Landlord’s Address for Notices” shall mean 16530 Ventura Blvd., Suite 403, Encino, CA 91436, Attn: Property Manager, with a copy to 3470 Wilshire Boulevard, Suite 700, Los Angeles, California, 90010, Attn: Jason Cha, Esq.

9.                  Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment, other than Jamison Realty, Inc. for Landlord (“Broker”). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity, other than Broker, who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.

10.              Access Inspection. As of the date of this First Amendment, the Building has not been inspected by a Certified Access Specialist pursuant to California Civil Code Section 55.53.

11.              Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Landlord is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by Landlord.

12.              No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply to the Premises and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this First Amendment.

13.              Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute together one and the same instrument.

14.              Successors and Assigns. The Lease, as amended hereby, shall apply to and bind Landlord and Tenant and their respective successors and assigns.

15.              Tenant Representations. Each person executing this First Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Building is located; (b) Tenant has full right and authority to enter into this First Amendment; and (c) each person (and persons if more than one signs) signing this First Amendment on behalf of Tenant is duly and validly authorized to do so.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

LANDLORD:	TENANT:

5435 Balboa, LLC,	Research Solutions, Inc.,
a California limited liability company,	a Nevada corporation

By: Jamison Services, Inc.,
a California corporation
Its: Authorized Agent
By:

Name:

By:	Its:
Phillip Lee
Chief Executive Officer

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